Exhibit 99.1

Contact:
Bruce Widener, CEO
502-657-3507
investors@askbeacon.com

Porter, LeVay & Rose, Inc.
Marlon Nurse, V.P. – Investor Relations
212-564-4700

Halliburton Investor Relations
Geralyn DeBusk, President, or Hala Elsherbini, COO  972-458-8000

Beacon Enterprise Solutions Signs Agreements with ICS to Enable Service Expansion into Federal Government Market

— New contracts increase Beacon scope and net sales diversity between Private and Public Sector —

LOUISVILLE, KY, August 15, 2011 — Beacon Enterprise Solutions Group, Inc. (OTC BB:  BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Technology Systems (ITS) infrastructure solutions, today announces the execution of two agreements with ICS Nett, Inc. (ICS), a Washington, DC based federal prime contractor founded in 2003.

The new relationship with ICS results in a number of key opportunities for both companies, including the ability to diversify and grow new vertical sales channels.  ICS is an SBA (Small Business Administration) certified 8(a) and certified DBE/MBE (Disadvantaged Business Enterprise/Minority Business Enterprise) firm, with active Top Secret staff and facilities clearance.  ICS has a unique value proposition in the federal space and is poised for tremendous growth due to significant contracts with existing clients, awarded task orders and contract vehicles.  This new relationship will expand the scope of Beacon’s business in the US-government market, which has previously only been done on a limited basis.

The first contract is a federal teaming agreement, under which ICS will leverage Beacon’s Engineering, Service Delivery Management and Construction Management capabilities to add technical breadth and scale to their federal service delivery capacity.  ICS will utilize Beacon’s capabilities to service their existing federal contracts, including the U.S. General Services Administration, Department of Justice, Department of Energy, Department of State, the Census Bureau and many other federal government agencies.

In addition, ICS has recently been awarded several major contract vehicles including STARS II, a $10 billion Government-Wide Acquisition Contract from the General Services Administration; FBI IT Triple S, a $30 billion Blanket Purchase Agreement by Federal Bureau of Investigation Information Technology Supplies and Support Services; a $50 million Blanket Purchase Agreement by Export-Import Bank; a multi-year, $29.9 million subcontract by Bethesda, Maryland-based Clark Construction, for the rehabilitation of Washington Metropolitan Area Transit Authority’s Orange-Blue Metro; and a multi-year contract to develop Mobile Applications for the Federal Aviation Authority / Air Traffic Organization.  Many of these currently awarded contracts to ICS will have technical requirements for Beacon’s depth and specialized ITS infrastructure service delivery capability.

The second contract is a management agreement where Beacon’s technical business unit (TBU) managers will work with ICS executives to manage and grow ICS’ Telecommunications division and ITS related work in other divisions as needed. Beacon will manage the ICS Telecom Division and all telecommunications / ITS related work, including Beacon’s subcontract services.  This agreement will establish a Washington, DC area office for Beacon, which will be co-located within ICS’ headquarters in Vienna, Virginia.

“This relationship expands the breadth of services offered to both companies’ clients, but most importantly it presents substantial opportunities for net sales increases to Beacon,” stated Bruce Widener, Chairman and CEO of Beacon.  “By partnering with ICS, an experienced, federal prime contractor, Beacon will be able to participate in the volume of set-aside work available to 8(a) DBE/MBE firms.  The relationship provides expanded professional services and execution capacity to ICS, while providing Beacon the ability to quickly move into a new vertical for our company.  Working with a federal contractor provides Beacon the ability to diversify our revenue and reduce risk introduced by the variability we’ve seen in the Fortune 1000 enterprise space over the last couple of quarters.”

About ICS

ICS, a certified 8(a), Small Disadvantaged Business (SDB) and DBE firm, is headquartered in Vienna, VA, with more than 150 professionals nationwide.  ICS is a leading provider of innovative technologies and solutions for the Intelligence, IT, Telecommunications, Transportation and Defense Logistics communities.  ICS is an experienced Federal IT partner that is able to demonstrate significant expertise at reducing the risks associated with traditionally long-term and large-scale Federal IT projects, by combining carefully selected best practices and a refined agile methodology, with a mission-driven management approach, in order to build a unified team that delivers real-time operational success, within the context of long-term strategic objectives.

For additional information, please visit ICS’s corporate website: www.ics-nett.com

About Beacon Enterprise Solutions Group, Inc.

Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions.  Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management.  Beacon is headquartered in Louisville, Kentucky, with regional headquarters in Cincinnati, Ohio, Dublin, Ireland, Prague, Czech Republic and personnel located throughout the United States and Europe.

For additional information, please visit Beacon’s corporate website: www.askbeacon.com

This press release may contain “forward-looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan.  Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results.  The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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